OPERATING EXPENSE LIMITATION AGREEMENT, dated May 23, 2014

(Amended – August 25, 2014)

Appendix A

Fund/Share Class TCG US Government Premier Money Market Fund	Operating Expense Limit
Institutional Shares	.25%
Service Shares	.30%
Investor A Shares	.35%
Investor B Shares	.40%
Investor C Shares	.45%

TCG Financial Series Trust VIII on behalf of TCG US Government Premier Money Market Fund By: /s/Jorge Coloma Name: Jorge Coloma Title: President	TCG Financial Services, LLC By: /s/ Vivian Coloma Name: Vivian Coloma Title:President

Dated: August 25, 2014